Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS FIRST QUARTER 2008 RESULTS

BOCA RATON, Fla. – May 7, 2008 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $179.3 million in the first quarter ended March 31, 2008, a 2% increase from the prior year quarter. Net income for the first quarter was $5.9 million, or $0.19 per diluted share, versus $0.15 per diluted share in the prior year quarter, a 27% increase. In the first quarter of 2007, the Company reported revenue of $176.1 million and net income of $4.8 million. Cash flow from operations for the first quarter of 2008 was $11.3 million.

“Overall, I am very pleased with our first quarter performance, which included a substantial improvement in profit margins. Results exceeded our expectations across all three business segments when compared to the guidance we provided in March,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “Of note, in our nurse staffing business we experienced further margin expansion over the prior year quarter as a result of a continued widening of the bill–pay spread, a decline in housing cost as a percent of revenue, and a continued rise in bill rates in the low single digit range. We have seen these improving trends for three consecutive quarters. Our first quarter performance also benefited from a greater contribution by our clinical trials services business, especially from the recent acquisitions, as well as strong results in our retained physician and healthcare executive search business,” added Mr. Boshart.

“We remain diligently focused on the strategies we have deployed for some time now, including: strengthening our market position and margins in our core nurse and allied staffing business, which continues to generate strong cash flow; making strategic acquisitions in high growth, high margin businesses; opportunistically buying back our common stock; and maintaining a strong balance sheet to provide financial flexibility,” Mr. Boshart said.

Nurse And Allied Staffing

For the first quarter of 2008, the nurse and allied staffing business segment (travel and per diem nurse and travel allied staffing) generated revenue of $140.7 million, a 3% decline from the prior year quarter and a 2% decline sequentially from the fourth quarter of 2007, reflecting an increase in revenue per hour that was more than offset by lower staffing volume.

Contribution income (defined as income from operations before depreciation, amortization, legal settlement charge and corporate expenses not specifically identified to a reporting segment) increased 5% in the first quarter of 2008 to $12.9 million from $12.2 million in the same quarter a year ago. This increase primarily reflected further expansion of the bill-pay spread and an improvement in housing costs as a percent of revenue that were partially offset by higher health insurance claims.

Segment staffing volume decreased 6% from the prior year quarter and decreased 2% sequentially from the fourth quarter of 2007, driven primarily by travel staffing volume, which accounted for approximately 90% of the total. Meanwhile, per diem staffing volume increased 3% both on a year-over-year and sequential basis.

Clinical Trials Services

For the first quarter of 2008, the clinical trials services segment generated revenue of $24.9 million, an increase of 26% from $19.7 million in the prior year quarter. The year-over-year improvement was due to the additional revenue from the AKOS and Assent acquisitions made during 2007.

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6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com

Contribution income increased 47% in the first quarter of 2008 to $3.8 million from $2.6 million in the same quarter of 2007 due to the additional contribution from the acquired businesses, as well as increased contribution from ClinForce compared to the prior year quarter.

Other Human Capital Management Services

For the first quarter of 2008, the other human capital management services business segment (education and training and retained search) generated revenue of $13.7 million, a 16% increase from revenue of $11.9 million in the same quarter in the prior year, reflecting higher revenue from both the retained search business and the education and training business.

Segment contribution income increased 14% to $2.4 million in the first quarter of 2008, from $2.1 million in the prior year quarter, reflecting an improvement in the retained search business that was partially offset by higher direct mail costs in the education and training business.

Debt Repayments/Borrowings

During the first quarter of 2008, the Company increased its borrowings under its revolving credit facility by $2.8 million from the end of the prior quarter. At March 31, 2008, the Company had $42.1 million of total debt on its balance sheet and a debt, net of cash, to total capitalization ratio of 9.0%.

Stock Repurchase Program Update

The Company repurchased 870,273 shares of its common stock during the first quarter of 2008 at a total cost of $10.1 million, which equates to an average cost of $11.62 per share. During the first quarter, the Company’s May 2006 stock repurchase program was completed and repurchases of common stock began under its new February 2008 authorization whereby the Company may repurchase up to 1.5 million shares of its common stock. As of March 31, 2008, the Company can repurchase up to 1,495,101 shares of its common stock. Under this authorization, the shares may be repurchased from time-to-time in the open market subject to the terms of the Company’s credit agreement and such repurchases may be discontinued at any time at the discretion of the Company. At March 31, 2008, the Company had approximately 30.7 million shares outstanding.

Guidance For Second Quarter 2008

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, significant legal proceedings or significant repurchases of the Company's common stock.

Cross Country Healthcare expects revenue in the second quarter of 2008 to be in the $173 million to $175 million range and earnings per diluted share to be in the range of $0.19 to $0.21.

Results From Annual Meeting Of Stockholders

At the Company’s Annual Meeting of Stockholders held on May 6, 2008, the following seven directors were re-elected to hold office until the next Annual Meeting or until their successors are duly elected and qualified: Joseph A. Boshart, Emil Hensel, W. Larry Cash, C. Taylor Cole Jr., Thomas C. Dircks, Gale Fitzgerald and Joseph Trunfio. In addition, stockholders approved and ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

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Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Thursday, May 8th at 10:00 a.m. Eastern Time to discuss its first quarter 2008 financial results. This call will be webcast live by CCBN/Thomson and may be accessed at the Company's web site at www.crosscountryhealthcare.com or by dialing 877-915-2768 from anywhere in the U.S. or by dialing 210-234-0005 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through May 22nd. A replay of the conference call will be available by telephone from approximately noon on May 8th until May 22nd by calling 888-473-0148 from anywhere in the U.S. or 203-369-3734 from non-U.S. locations.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading provider of nurse and allied staffing services in the United States, a provider of clinical trials services to global pharmaceutical and biotechnology customers, as well as a provider of other human capital management services focused on healthcare. The Company has approximately 4,000 contracts with hospital, pharmaceutical and biotechnology customers, and other healthcare organizations. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed and updated in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007	% Change
Revenue from services	$179,251	$176,093	2%
Operating expenses:
Direct operating expenses	134,074	135,604	(1%)
Selling, general and administrative expenses	32,165	29,518	9%
Bad debt expense	484	785	(38%)
Depreciation	1,786	1,484	20%
Amortization	673	369	82%
Legal settlement charge	—	13	100%
Total operating expenses	169,182	167,773	1%
Income from operations	10,069	8,320	21%
Other expenses:
Foreign exchange loss (gain)	(6)	—	ND
Interest expense, net	639	486	31%
Income before income taxes	9,436	7,834	20%
Income tax expense	3,586	3,032	18%
Net income	$5,850	$4,802	22%

Net income per common share:
Basic	$0.19	$0.15	27%
Diluted	$0.19	$0.15	27%

Weighted average common shares outstanding:
Basic	31,149	32,134
Diluted	31,333	32,848

ND - Not determinable

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$3,525	$9,066
Accounts receivable, net	114,967	116,133
Deferred tax assets	6,274	6,172
Other current assets	18,187	17,768
Total current assets	142,953	149,139
Property and equipment, net	22,475	23,460
Trademarks, net	19,092	19,153
Goodwill, net	335,101	326,119
Other identifiable intangible assets, net	15,364	15,996
Debt issuance costs, net	386	424
Other long-term assets	973	1,017
Total assets	$536,344	$535,308

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,587	$10,203
Accrued employee compensation and benefits	27,697	26,102
Current portion of long-term debt	7,849	5,067
Income taxes payable	3,801	1,222
Other current liabilities	8,480	7,815
Total current liabilities	56,414	50,409
Non-current deferred tax liabilities	49,545	49,547
Long-term debt	34,292	34,385
Other long-term liabilities	9,720	10,530
Total liabilities	149,971	144,871

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	235,956	245,844
Other stockholders' equity	150,414	144,590
Total stockholders' equity	386,373	390,437

Total liabilities and stockholders' equity	$536,344	$535,308

Cross Country Healthcare, Inc.

Segment Data (a)

(Unaudited, amounts in thousands)

	Three Months Ended March 31,
	2008	2007	% Change
Revenue from external customers:
Nurse and allied staffing	$140,666	$144,522	(3%)
Clinical trials services	24,869	19,711	26%
Other human capital management services	13,716	11,860	16%
	$179,251	$176,093	2%

Contribution income (b)
Nurse and allied staffing	$12,861	$12,193	5%
Clinical trials services	3,770	2,562	47%
Other human capital management services	2,395	2,099	14%
	19,026	16,854	13%

Unallocated corporate overhead	6,498	6,668	(3%)
Depreciation	1,786	1,484	20%
Amortization	673	369	82%
Legal settlement charge	—	13	100%
Income from operations	$10,069	$8,320	21%

Cross Country Healthcare , Inc.

Other Financial Data

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net cash provided by (used in) operating activities (in thousands)	$11,335	$(1,568)

Nurse and allied staffing statistical data:
FTEs (c)	4,822	5,134
Weeks worked (d)	62,686	66,742
Average nurse and allied staffing revenue per FTE per week (e)	$2,244	$2,165

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(a)

Prior period segment data has been reclassified to segregate clinical trials services as a separate business segment.  Segment data provided is in accordance with FASB Statement 131.

(b)

Defined as income from operations before depreciation, amortization, legal settlement charge and corporate expenses not specifically identified to a reporting segment.  Contribution income is a financial measure used by management when assessing segment performance.

(c)

FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.  Clinical trials services are no longer included in this statistic.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average nurse and allied staffing revenue per FTE per week is calculated by dividing the nurse and allied staffing revenue by the number of week worked in the respective periods.  Nurse and allied staffing revenue includes revenue from permanent placement of nurses.